Exhibit 4.19

AMENDED AND RESTATED DEED POLL OF CONTINUING GUARANTY
Dated as of November 2, 2009
by
SIMS METAL MANAGEMENT LIMITED,
as Guarantor,
BANK OF AMERICA, N.A.
as Lender

ii

 iii

AMENDED AND RESTATED DEED POLL OF CONTINUING GUARANTY
     This AMENDED AND RESTATED DEED POLL OF CONTINUING GUARANTY (“Guaranty”) is entered into as of November 2, 2009, made by SIMS METAL MANAGEMENT LIMITED, ABN 69 114 838 630, a corporation incorporated in the State of Victoria, Commonwealth of Australia (the “Guarantor”), in favor of BANK OF AMERICA, N.A., a national banking association (the “Lender”).
RECITALS
     A. Sims Group USA Holdings Corporation, a Delaware corporation (the “Company”), the Designated Borrowers from time to time party thereto (together with the Company, collectively, the “Borrowers” individually, a “Borrower”), and the Lender are parties to that certain Credit Agreement dated September 12, 2006 (as amended, supplemented or otherwise modified, the “Prior Credit Agreement”) pursuant to which the Lender has committed, subject to the terms and conditions therein set forth, to make Credit Extensions to the Borrowers.
     B. In connection with, and as a condition precedent to the Lender’s obligation to make the initial Credit Extension under the Prior Credit Agreement, the Guarantor entered into that certain Deed Poll of Continuing Guaranty dated September 12, 2006 (as amended, supplemented or otherwise modified, the “Prior Guaranty”) pursuant to which, among other things, the Guarantor guaranteed all advances to, and debts, liabilities, obligations, covenants and duties of, the Borrowers owing to the Lender arising under the Prior Credit Agreement.
     C. Borrowers and the Lender intend to become parties to that certain Amended and Restated Credit Agreement dated or to be dated on or about November 2, 2009 (as amended, restated, supplemented or otherwise modified, the “Credit Agreement”) pursuant to which the Lender has committed or will commit, subject to the terms and conditions therein set forth, to make Credit Extensions to the Borrowers.
     D. It is a condition precedent to the Lender’s obligation to make the initial Credit Extension under the Credit Agreement that the Guarantor enter into this Guaranty.
     E. The Guarantor, as the direct or indirect parent of each Borrower, will derive substantial and direct benefits (which benefits are hereby acknowledged by the Guarantor) from the Credit Extensions and other benefits to be provided to the Borrowers under the Credit Agreement.
THIS DEED POLL WITNESSES
     NOW, THEREFORE, in consideration of the foregoing and in order to induce the Lender to make Credit Extensions under the Credit Agreement, the parties hereto agree to amend and restate the Prior Guaranty as follows:

ARTICLE I.
DEFINITIONS AND INTERPRETIVE PROVISIONS
     1.01 Terms Defined in Credit Agreement. All capitalized terms used in this Guaranty and not otherwise defined herein have the meanings specified in the Credit Agreement.
     1.02 Certain Defined Terms. As used in this Guaranty, the following terms have the following meanings:
     “ACDC” means Australian Commercial Disputes Centre Limited.
     “ACDC Guidelines for Expert Determination” means the ACDC Guidelines for Expert Determination (or, if the ACDC ceases to exist, the guidelines for expert determination of any similar organization nominated by the Law Society of NSW) in force from time to time.
     “Acquisition” means the acquisition of substantially all of the recycling operations of Hugo Neu Corporation as outlined in the Project Old Update to Information Memorandum dated June 15, 2005.
     “AUD” and “AU$” mean lawful money of Australia.
     “Calculation Date” means 30 June and 31 December of each year.
     “Calculation Period” means each period of 12 months ending on a Calculation Date.
     “Compliance Certificate” means a certificate substantially in the form of Exhibit A.
     “Dispute” has the meaning given to it in Section 7.04(d).
     “EBITDA” means for a relevant period and in respect of the Sims Group, the profit on ordinary activities before:
(a)	taxation;

(b)	Net Interest Expense; and

(c)	amortization of intangible assets and depreciation of tangible assets of the Sims Group, as shown on a consolidated basis and as disclosed in the Sims Group’s most recent audited consolidated annual financial reports or semi-annual audited or unaudited consolidated financial reports, as applicable.
For the purposes of calculating EBITDA, the calculation will exclude:
(i)	any significant non-cash items or items disclosed as required by AASB 101.97 and AASB 101.98 due to their size or nature or by the corresponding provisions of future revisions of this accounting standard, that are of a non-recurring nature including but not limited to:

(A)	losses or gains on the sale or revaluation of assets;

(B)	costs relating to restructuring and redundancy;

(C)	discontinued operations;

(D)	discounts on acquisition and gains on formation of joint ventures;

(E)	post acquisition adjustments to contingent liabilities recorded on the date of a business acquisition pursuant to purchase accounting rule changes to be introduced on 1 July 2009; and

(F)	costs associated with becoming Sarbanes-Oxley Act compliant (as required following Sims Group’s registration as an issuer in the United States of America);
(ii)	significant unrealized gains or losses;

(iii)	any other significant non-cash items or items including but not limited to:
(A)	write downs of inventory to net realizable value;

(B)	revaluation increments to inventory; and

(C)	forgone profit arising from sales contract negotiations; and
(iv)	any impairment charge or loss (or gain or reversal) relating to the recoverable amount of assets (including any impairment charge relating to goodwill or identified intangible assets), that are of a non-recurring nature.
The foregoing adjustments to EBITDA in paragraphs (i) to (iii) for each Calculation Period will be agreed by the Lender and the Guarantor in writing prior to the end of that Calculation Period, subject to the operation of Section 7.04.
Except for the purpose of calculating the ratio of Net Interest Expense to EBITDA, EBITDA as calculated on any Calculation Date will be adjusted to take into account the effects of any acquisitions or disposals of any company or business made during the Calculation Period ending on that Calculation Date. The adjustments will be made on the basis of the historical EBITDA of the company or business acquired or disposed of in the Calculation Period and ending on that Calculation Date by reference to historical EBITDA for the twelve months immediately preceding the Calculation Date and by reference to:
(a)	in the case of a disposal, the period of time during which the applicable company or business was part of the Sims Group; or

(b)	in the case of an acquisition, for that period being the twelve months immediately preceding the Calculation Date.

“Encumbrance” means any:
(a)	security for the payment of money or performance of obligations, including a mortgage, charge, lien, pledge, trust, power or title retention or flawed deposit arrangement; or

(b)	right, interest or arrangement which has the effect of giving another Person a preference, priority or advantage over creditors including any right of set-off; or

(c)	right that a Person (other than the owner) has to remove something from land (known as a profit à prendre), easement, public right of way, restrictive or positive covenant, lease, or license to use or occupy; or

(d)	third party right or interest or any right arising as a consequence of the enforcement of a judgment, or any agreement to create any of them or allow them to exist.
     “Fixed Charges” means for any period, with respect to the Sims Group, the sum of:
(a)	the aggregate amount of interest paid or accrued in respect of moneys borrowed or raised or in respect of any financial accommodation on a consolidated basis (including without limitation amortization of original issue discounts on any such moneys or accommodation, commissions, discounts and facility, acceptance, usage and issuance and any other fees and charges with respect to any Guarantee, promissory note or acceptance or any discounting arrangements);

(b)	all but the principal component of rentals in respect of capitalized rent paid, accrued or scheduled to be paid or accrued on a consolidated basis during such period; and

(c)	dividends paid, accrued or scheduled to be paid or accrued on a consolidated basis in respect of shares or stock which are Finance Debt during the relevant period.
     “GAAP” means generally accepted accounting standards in Australia, consistently applied.
     “Governmental Authority” means the government of Australia or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).
     “Guaranteed Share” means any share or stock issued by a member of the Sims Group where redemption of such share or stock or the payment of capital or dividends on such share or stock is the subject of a Guarantee of a member of the Sims Group or a Guarantee of another

Person who will have recourse in respect of its liability under that Guarantee directly or indirectly to a member of the Sims Group or its assets (other than as a shareholder).
     “Issue” means any dispute (other than a dispute that is frivolous or vexatious) between the Guarantor and the Lender as to the calculation of the adjustments to be made in accordance with paragraphs (i) to (iv) of the definition of EBITDA in this Section 1.02.
     “Intangible Assets” include all goodwill, copyright, patents, trade marks and licenses, research and development, future income tax benefit, underwriting and formation expenses and other items of a like nature which according to current accounting practices are regarded as unidentifiable and intangible assets.
     “Latest Audited Consolidated Balance Sheet” means the most recently prepared audited consolidated balance sheet of the Sims Group, or if a half yearly unaudited balance sheet has been prepared more recently, the half yearly balance sheet, as at or prior to the date at which an examination is being made to determine Total Indebtedness, Total Tangible Assets, Current Assets, Current Liabilities or Shareholders Funds.
     “Latest Audited Financial Statements” means the Latest Audited Consolidated Balance Sheet, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for the accounting period ended on the date of the Latest Audited Consolidated Balance Sheet, including the notes thereto.
     “Laws” means, collectively, all international, foreign, Commonwealth, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.
     “Loan Parties” means, collectively, the Company and each Designated Borrower.
     “Material Adverse Effect” means (a) a material adverse effect upon the financial condition of the Sims Group taken as a whole; (b) a material impairment of the ability of the Guarantor or any Loan Party to perform its obligations under any Loan Document to which it is a party; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against the Guarantor of any Loan Document to which it is a party.
     “Material Credit Agreements” means (a) that certain Variation to Standard Terms (with attached amended Standard Terms) dated on or about November 2, 2009, as amended, among the Guarantor and certain of its Subsidiaries and Westpac Banking Corporation, (b) that certain Amendment and Restatement Deed (with attached amended and restated Multi Option Facility Agreement) dated on or about November 2, 2009, as amended, among the Guarantor and certain of its Subsidiaries and HSBC Bank Australia Limited, HSBC Bank Plc and HSBC Bank USA National Association, (c) that certain Multi Option Facility Agreement and Common Terms Deed dated on or about November 2, 2009, as amended, among the Guarantor and certain of its Subsidiaries and Commonwealth Bank of Australia, (d) that certain Variation to Standard Terms

(with attached amended Standard Terms) dated on or about November 2, 2009, as amended, among the Guarantor and certain of its Subsidiaries and National Australia Bank Limited, and (d) any replacement or successor agreements to any of the foregoing or any substantially similar loan or credit agreements with other banks or lenders pursuant to which such banks or lenders have agreed to extend credit to the Guarantor or its Subsidiaries.
     “Net Interest Expense” means for any period, the aggregate (without double counting) of all interest paid or accrued during that period in respect of any Finance Debt of the Sims Group (including any fees and charges with respect to any guarantee, indemnity or letter of credit or under any bill of exchange, promissory note or any other acceptance or discounting arrangement and any finance charges paid or payable under any hire purchase agreement or lease agreement for which a member of the Sims Group is actually or contingently liable) less any interest income of the Sims Group during that period.
     “Other Taxes” means all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Guaranty or any other Loan Document to which the Guarantor is a party.
     “Responsible Officer” means the chief executive officer, president, chief financial officer, treasurer, assistant treasurer or controller of the Guarantor or other individual holding an other and similar position with the Guarantor.
     “Shareholders’ Funds” means Total Assets less Total Indebtedness.
     “Sims Group” means the Guarantor and its Subsidiaries.
     “Tangible Assets” means all assets other than Intangible Assets.
     “Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
     “TNW” means Shareholders’ Funds less Intangible Assets.
     “Total Assets” means at any time the aggregate amount (as disclosed by the Latest Audited Consolidated Balance Sheet) of all assets of the Sims Group.
     “Total Finance Debt” means at any time all Finance Debt that would be included in the calculation of Total Indebtedness.
     “Total Indebtedness” means at any time the aggregate amount (as disclosed by the Latest Audited Consolidated Balance Sheet) of all secured and unsecured liabilities of the Sims Group together with, without duplication and unless already included in the Latest Audited Consolidated Balance Sheet:
(a)	the aggregate amount (as disclosed by its latest audited balance sheet) of all secured and unsecured liabilities of any entity which has become a member of the

Sims Group since the date of the Latest Audited Consolidated Balance Sheet and all other amounts which would be included in this definition if references to the Latest Audited Consolidated Balance Sheet were to be to the latest audited balance sheet of that entity;
(b)	the unrepaid principal (or its equivalent) of any Finance Debt where the proceeds or benefits of that Finance Debt:
(i)	have been received by any member of the Sims Group, since the date of the Latest Audited Consolidated Balance Sheet, excluding the amount of any such proceeds which have been applied in reduction of any secured or unsecured liabilities included in this definition; or

(ii)	are to be received by any member of the Sims Group and the receipt of such proceeds or benefits has been underwritten or otherwise assured to the satisfaction of the auditor of the Sims Group;
(c)	the paid up capital amount and accrued but unpaid dividends of Guaranteed Shares;
     and after:
(d)	deducting:
(i)	the aggregate amount of all secured and unsecured liabilities of any entity which has ceased to be a member of the Sims Group since the date of the Latest Audited Consolidated Balance Sheet and in respect of which no other member of the Sims Group has any liability; and

(ii)	the aggregate amount of all liabilities which in the opinion of the auditor of the Sims Group have been defeased in such a way as to enable any such liability to be considered as having been extinguished within the meaning of paragraph 30 of Australian Accounting Standard AAS23; and

(iii)	debt reductions of the type referred to in (b)(iii) of the definition of “Total Tangible Assets”;
(e)	eliminating all inter entity balances among the member of the Sims Groups or any of them (including any member of the Sims Group which has become one since the date of the Latest Audited Consolidated Balance Sheet); and

(f)	making such further adjustments (including, without limitation, elimination of any double counting arising in relation to any Guarantee and the obligation or indebtedness that is the subject of the Guarantee) which in the opinion of the auditor of the Sims Group are appropriate to make a proper determination of the total amount of the aggregate indebtedness of the members of the Sims Group.

In this definition and the definition of “Current Liabilities”, references to “secured and unsecured liabilities” shall include (without limiting the generality of the expression) all Finance Debt and provisions for estimated liabilities for income taxes, long service leave and dividends recommended, declared or accrued but unpaid and provisions for any Contingent Liability but shall not include paid up share capital (other than Guaranteed Shares), reserves of any nature or undistributed profits;
     “Total Tangible Assets” means at any time the aggregate of the book values, as disclosed by the Latest Audited Consolidated Balance Sheet, of all Tangible Assets of the Sims Group and of such Intangible Assets of the Sims Group as the Lender in its sole and absolute discretion may from time to time agree, together with, (unless already included in the Latest Audited Consolidated Balance Sheet):
(a)	the aggregate (as disclosed by its latest audited balance sheet) of the book value of the Tangible Assets as determined by the auditor of the Sims Group (after making provisions for depreciation and bad and doubtful debts and any income yet to mature) of any entity which has become a member of the Sims Group since the date of the Latest Audited Consolidated Balance Sheet;

(b)	the aggregate proceeds of:
(i)	any issue of shares or stock (including premium) of any member of the Sims Group received since the balance date of the latest Audited Consolidated Balance Sheet; and

(ii)	the aggregate proceeds of any calls on partly paid shares made by any member of the Sims Group which have been received since the balance date of the Latest Audited Consolidated Balance Sheet, excluding the amount of any such proceeds which:
(iii)	have been applied in reduction of any secured or unsecured liabilities included in the definition of “Total Indebtedness”; or

(iv)	have been applied in acquiring any assets included in Total Tangible Assets under this definition;
(c)	the book value of any Tangible Assets (not excluded as provided below) acquired since the date of the Latest Audited Consolidated Balance Sheet by any member of the Sims Group with the proceeds of the sale of shares or units in any entity which has ceased to be a member of the Sims Group since that date;

(d)	the book value of all assets which are or may be leased, chartered, hired, managed, used or operated under a finance lease (where the capitalized rent has been included in Total Indebtedness) as determined by the auditor of the Sims Group at least annually or (at the option of the Guarantor) the value as at the date of calculation as assessed by a qualified independent appraiser chosen by the Guarantor and approved by the Lender);

(e)	the proceeds of any Finance Debt referred to in paragraph (b) of the definition of “Total Indebtedness” excluding the amount of any proceeds which:
(i)	have been applied in reduction of any other secured or unsecured liabilities included in that definition; or

(ii)	have been applied in acquiring any assets included in Total Tangible Assets under this definition;
(f)	(if a revaluation of a Tangible Asset of any member of the Sims Group has been carried out by an independent appraiser approved by the Lender), the excess (if any) of the fair value of that Tangible Asset as established by the appraiser over its book value (as disclosed in the Latest Audited Consolidated Balance Sheet or, in the case of any entity which has become a member of the Sims Group since the Latest Audited Consolidated Balance Sheet, as disclosed in the latest audited balance sheet of that entity) and as accepted by the auditor of the Sims Group without qualification;
     and after deducting:
(g)	the amount of any income yet to mature and the amount of provisions for depreciation and for bad and doubtful debts as disclosed by the Latest Audited Consolidated Balance Sheet, in each case to the extent otherwise reported as an asset of the Sims Group;

(h)	the aggregate (as disclosed by the latest audited balance sheet of the relevant entity) of the book values of the Tangible Assets of any entity which has ceased to be a member of the Sims Group since the date of the Latest Audited Consolidated Balance Sheet, other than Tangible Assets of that entity which have become assets of another member of the Sims Group since that date (except that, where a revaluation of any asset had previously been made under paragraph (f), the fair value of that asset as determined in accordance with that paragraph shall be used instead of the book value);

(i)	the book value of any Tangible Assets of any member of the Sims Group which have been applied since the date of the Latest Audited Consolidated Balance Sheet in the acquisition of any entity which has become a member of the Sims Group since that date (except that, where a revaluation of any asset had previously been made under paragraph (f), the fair value of that asset as determined in accordance with that paragraph shall be used instead of the book value); and

(j)	if a revaluation of a Tangible Asset of any member of the Sims Group has been carried out by an independent appraiser (whether at the request of the Lender or otherwise), the excess (if any) of the book value of that Tangible Asset (as disclosed in the Latest Audited Consolidated Balance Sheet or, in the case of any entity which has become a member of the Sims Group since the Latest Audited Consolidated Balance Sheet, as disclosed in the latest audited balance sheet of that entity) over its fair value as established by the appraiser and as accepted by the auditor of the Sims Group without qualification;
     and after:
(k)	eliminating all inter-entity balances among any of the Sims Group (including any member of the Sims Group which has become such since the Latest Audited Consolidated Balance Sheet); and

(l)	making such further adjustments as may properly be necessary to avoid any double counting of assets or as may be required by the auditor of the Sims Group to enable a proper determination to be made of the total amount of the Total Tangible Assets.
     1.03 Interpretive Provisions. The rules of construction and interpretation specified in Section 1.02 of the Credit Agreement also apply to this Guaranty and are incorporated herein by this reference.
     1.04 Accounting Terms.
     (a) Generally. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Guaranty shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the Latest Audited Financial Statements, except as otherwise specifically prescribed herein.
     (b) Changes in GAAP. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth herein or in any other Loan Document, and either the Guarantor or the Lender shall so request, the Lender and the Guarantor shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Lender); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Guarantor shall provide to the Lender financial statements and other documents required under this Guaranty or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.
     1.05 Rounding. Any financial ratios required to be maintained by the Guarantor pursuant to this Guaranty shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

ARTICLE II.
GUARANTY
     2.01 Guaranty. The Guarantor hereby irrevocably, absolutely and unconditionally guarantees, as a primary obligor and not merely as a surety, the full and punctual payment or performance when due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise, and at all times thereafter, all of the following debts, liabilities and obligations (collectively, the “Guaranteed Obligations”): (i) all advances to, and debts, liabilities, obligations, covenants and duties of, the Borrowers owing to the Lender arising under the Credit Agreement and each other Loan Document or otherwise with respect to any Loan or Letter of Credit; and (ii) any and all fees, costs or out-of-pocket expenses (including the fees, charges and disbursements of any counsel for the Lender) incurred by the Lender in enforcing any rights under the Loan Documents, in each case whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding. Without limiting the generality of the foregoing, the Guarantor’s liability hereunder shall extend to all amounts that constitute part of the Guaranteed Obligations and would be owed by any Loan Party to the Lender under the Loan Documents but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code of the United States of America (Title 11, United States Code) (the “Bankruptcy Code”) or the operation of Sections 502(b) and 506(b) of the Bankruptcy Code.
     2.02 Liability of Guarantor Absolute. The Guarantor agrees that its obligations hereunder are irrevocable, absolute, independent and unconditional and shall not be affected by any circumstance which constitutes a legal or equitable discharge of a guarantor or surety other than, subject to Section 2.04, payment in full of the Guaranteed Obligations. In furtherance of the foregoing and without limiting the generality thereof, the Guarantor agrees as follows:
     (a) This Guaranty constitutes a guaranty of payment and performance when due and not of collection.
     (b) The Lender may enforce this Guaranty upon the occurrence of an Event of Default under the Loan Documents notwithstanding the existence of any dispute between or among any Borrower and the Lender with respect to the existence of such Event of Default.
     (c) The obligations of the Guarantor hereunder are independent of the obligations of the Borrowers under the Loan Documents and the obligations of any other guarantor of the obligations of Borrowers under the Loan Documents, and a separate action or actions may be brought and prosecuted against the Guarantor to enforce this Guaranty, irrespective of whether any action is brought against any Borrower or any other Loan Party or whether any Borrower or any other Loan Party is joined in any such action or actions.
     (d) Payment by the Guarantor of a portion, but not all, of the Guaranteed Obligations shall in no way limit, affect, modify or abridge the Guarantor’s liability for any portion of the Guaranteed Obligations which has not been paid. Without limiting the generality of the foregoing, if the Lender is awarded a judgment in any suit brought to enforce the Guarantor’s covenant to pay a portion of the Guaranteed Obligations, such judgment shall not be deemed to release the Guarantor from its covenant to pay the portion of the Guaranteed Obligations that is not the subject of such suit.
     (e) The Lender upon such terms as it deems appropriate, without notice or demand and without affecting the validity or enforceability of this Guaranty or giving rise to any reduction, limitation, impairment, discharge or termination of any Guarantor’s liability hereunder, from time to time may (i) renew, extend, accelerate, increase the rate of interest on, or otherwise change the time, place, manner or terms of payment of the Guaranteed Obligations, (ii) settle, compromise, release or discharge, or accept or refuse any offer of performance with respect to, or substitutions for, the Guaranteed Obligations or any agreement relating thereto and/or subordinate the payment of the same to the payment of any other obligations, (iii) request and accept other guaranties of the Guaranteed Obligations, (iv) release, surrender, exchange, substitute, compromise, settle, rescind, waive, alter, subordinate or modify, with or without consideration, any other guaranties of the Guaranteed Obligations, or any other obligation of any Person with respect to the Guaranteed Obligations and (v) exercise any other rights available to them under the Loan Documents.
     (f) This Guaranty and the obligations of the Guarantor hereunder shall be valid and enforceable and shall not be subject to any reduction, limitation, impairment, discharge or termination for any reason (other than payment in full of the Guaranteed Obligations), including the occurrence of any of the following, whether or not the Guarantor shall have had notice or knowledge of any of them: (i) any failure or omission to assert or enforce an agreement or election not to assert or enforce, or the stay or enjoining, by order of court, by operation of law or otherwise, of the exercise or enforcement of, any claim or demand or any right, power or remedy (whether arising at law, in equity or otherwise) with respect to the Guaranteed Obligations or any agreement relating thereto, or with respect to any other guaranty of the payment of the Guaranteed Obligations; (ii) any rescission, waiver, amendment or modification of, or any consent to departure from, any of the terms or provisions (including provisions relating to events of default) of the Loan Documents or any agreement or instrument executed pursuant thereto, or of any other guaranty for the Guaranteed Obligations, in each case whether or not in accordance with the terms of the Loan Documents or any agreement relating to such other guaranty; (iii) the Guaranteed Obligations, or any agreement relating thereto, at any time being found to be illegal, invalid or unenforceable in any respect; (iv) the application of payments received from any source to the payment of indebtedness of the Borrowers other than the Guaranteed Obligations, even though the Lender might have elected to apply such payment to any part or all of the Guaranteed Obligations; (v) the Lender’s consent to the change, reorganization or termination of the corporate structure or existence of any Borrower or any of their Subsidiaries and to any corresponding restructuring of the Guaranteed Obligations; (vi) any defenses, set-offs or counterclaims which any Borrower may allege or assert against the Lender in respect of the Guaranteed Obligations, including failure of consideration, breach of warranty, payment, statute of frauds, statute of limitations, accord and satisfaction and usury; and (vii) any other act or thing or omission, or delay to do any other act or thing, which may or might in any manner or to any extent vary the risk of any Guarantor as an obligor in respect of the Guaranteed Obligations.

     2.03 Waivers by Guarantor. The Guarantor hereby waives, for the benefit of the Lender:
     (a) any right to require the Lender, as a condition of payment or performance by any Guarantor, to (i) proceed against the Borrowers, any other guarantor of the Guaranteed Obligations or any other Person, (ii) proceed against or have resort to any balance of any deposit account or credit on the books of the Lender in favor of any Borrower or any other Person, or (iii) pursue any other remedy in the power of the Lender whatsoever;
     (b) any defense arising by reason of the incapacity, lack of authority or any disability or other defense of any Borrower including any defense based on or arising out of the lack of validity or the unenforceability of the Guaranteed Obligations or any agreement or instrument relating thereto or by reason of the cessation of the liability of any Borrower from any cause other than payment in full of the Guaranteed Obligations;
     (c) any defense based upon any Law which provides that the obligation of a surety must be neither larger in amount nor in other respects more burdensome than that of the principal;
     (d) any defense based upon the Lender’s errors or omissions in the administration of the Guaranteed Obligations, except behavior which amounts to bad faith;
     (e) (i) any principles or provisions of law, statutory or otherwise, which are or might be in conflict with the terms of this Guaranty and any legal or equitable discharge of any Guarantor’s obligations hereunder, (ii) the benefit of any statute of limitations affecting any Guarantor’s liability hereunder or the enforcement hereof, and (iii) any rights to set-offs, recoupments and counterclaims;
     (f) notices, demands, presentments, protests, notices of protest, notices of dishonor and notices of any action or inaction, including acceptance of this Guaranty, notices of default under the Loan Documents or any agreement or instrument related thereto, notices of any renewal, extension or modification of the Guaranteed Obligations or any agreement related thereto, notices of any extension of credit to any Borrower and notices of any of the matters referred to in Section 2.02 above and any right to consent to any thereof; and
     (g) any defenses or benefits that may be derived from or afforded by law which limit the liability of or exonerate guarantors or sureties, or which may conflict with the terms of this Guaranty.
     2.04 Void or Voidable Transactions. Without limiting Section 2.12, if under any Debtor Relief Law any Person claims that a transaction (including a payment) under or in connection with this Guaranty or the Guaranteed Obligations is (whether such claim is asserted by any third party or by any Borrower or any other Loan Party) void or voidable, and such claim is upheld, conceded or compromised, then notwithstanding Section 2.02: (a) the Lender is immediately entitled as against the Guarantor to the rights in respect of the Guaranteed Obligations to which it was entitled immediately before the transaction; and (b) the Guarantor agrees, at its own expense, to execute, acknowledge, deliver and cause to be duly filed all such instruments and documents and take all such actions as the Lender may request to restore to the

Lender any Encumbrance (including this Guaranty) held by it from the Guarantor immediately before the transaction. The Guarantor’s obligations under this Section are continuing obligations, independent of the Guarantor’s other debts, liabilities, obligations, covenants and duties under this Guaranty and shall survive any termination of this Guaranty.
     2.05 Indemnity. The Guarantor shall indemnify the Lender and its Related Parties (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the reasonable fees, charges and disbursements of any counsel for any Indemnitee), and shall indemnify and hold harmless each Indemnitee from all fees and time charges and disbursements for attorneys who may be employees of any Indemnitee, incurred by any Indemnitee or asserted against any Indemnitee by any third party or by any Borrower or any other Loan Party arising out of, in connection with, or as a result of:
     (a) the failure of the Borrower to timely pay and perform the Guaranteed Obligations in accordance with the terms of the Credit Agreement and the other Loan Documents;
     (b) all or any portion of the Guaranteed Obligations, or any agreement relating thereto, being found to be illegal, invalid or unenforceable in any respect;
     (c) all or any portion of the debts, liabilities or obligations of the Guarantor under Section 2.01 being found to be illegal, invalid or unenforceable in any respect;
     (d) the payment by the Lender to any trustee in bankruptcy or liquidator (of an insolvent Person) in connection with a payment by the Guarantor or a Borrower;
     (e) the failure of the Guarantor to timely pay and perform any debt, liability, obligation, covenant or duty owing to the Lender under this Guaranty;
     (f) any representation or warranty made or deemed made by the Guarantor hereunder proving to be incorrect or misleading when made or deemed made; or
     (g) the exercise, enforcement or protection by any Person of any right, remedy, power or privilege of the Lender under this Guaranty or the failure or delay to exercise, enforce or protect any such right, remedy, power or privilege.
All amounts due under this Section shall be payable within 10 days of written demand therefor.
     2.06 Guarantor’s Rights of Subrogation, Contribution, Etc. Until all of the Guaranteed Obligations shall have been finally and indefeasibly paid and performed in full, the Commitment has been terminated, all Letters of Credit issued or deemed issued pursuant to the Credit Agreement have been surrendered, the Guarantor waives any claim, right or remedy, direct or indirect, that the Guarantor now has or may hereafter have against any Borrower or any of its assets in connection with this Guaranty or the performance by the Guarantor of its obligations hereunder, in each case whether such claim, right or remedy arises in equity, under contract, by statute, under common law or otherwise and including (a) any right of subrogation, reimbursement or indemnification that the Guarantor now has or may hereafter have against the any Borrower, and (b) any right to enforce, or to participate in, any claim, right or remedy that the Lender now has or may hereafter have against any Borrower. In addition, until all of the Guaranteed Obligations shall have been finally and indefeasibly paid and performed in full, the Commitment has been terminated, all Letters of Credit issued or deemed issued pursuant to the Credit Agreement have been surrendered, the Guarantor shall withhold exercise of any right of contribution the Guarantor may have against any other guarantor of the Guaranteed Obligations. The Guarantor further agrees that, to the extent the waiver or agreement to withhold the exercise of its rights of subrogation, reimbursement, indemnification and contribution as set forth herein is found by a court of competent jurisdiction to be void or voidable for any reason, any rights of subrogation, reimbursement or indemnification the Guarantor may have against any Borrower, and any rights of contribution the Guarantor may have against any such other guarantor, shall be junior and subordinate to any rights the Lender may have against each Borrower, and to any right the Lender may have against such other guarantor. If any amount shall be paid to the Guarantor on account of any such subrogation, reimbursement, indemnification or contribution rights at any time when the Guaranteed Obligations shall not have been finally and indefeasibly paid and performed in full, the Commitment shall not have been terminated, all Letters of Credit issued or deemed issued pursuant to the Credit Agreement shall not have been surrendered shall not have been terminated, such amount shall be held in trust for the Lender and shall forthwith be paid over to the Lender to be applied against the Guaranteed Obligations, whether matured or unmatured, in accordance with the terms hereof.
     2.07 Subordination of Other Obligations. Any debts, liabilities and obligations of each Borrower now or hereafter held by the Guarantor is hereby subordinated in right of payment to the Guaranteed Obligations, and any such debts, liabilities and obligations of each Borrower to the Guarantor collected or received by the Guarantor after an Event of Default has occurred and is continuing shall be held in trust for the Lender and shall forthwith be paid over to the Lender to be applied against the Guaranteed Obligations but without affecting, impairing or limiting in any manner the liability of the Guarantor under any other provision of this Guaranty.
     2.08 Continuing Guaranty. This Guaranty is a continuing guaranty and shall remain in effect until all of the Guaranteed Obligations shall have been finally and indefeasibly paid and performed in full (other than contingent indemnification obligations), the Commitment has been terminated, all Letters of Credit issued or deemed issued pursuant to the Credit Agreement have expired or been terminated; provided, however, that the obligations of the Guarantor under Section 2.04, Article III and Section 7.02 shall survive any termination of this Guaranty. The Guarantor hereby irrevocably waives any right to revoke this Guaranty as to future transactions giving rise to any Guaranteed Obligations.
     2.09 Authority of Borrowers. It is not necessary for the Lender to inquire into the powers of any Borrower or any other Loan Party or of the officers, directors, members, partners or agents acting or purporting to act on their behalf, and any Guaranteed Obligations made or created in reliance upon the professed exercise of such powers shall be guaranteed hereunder.
     2.10 Information. Loans may be made or continued and Letters of Credit may be issued, amended or extended by the Lender, as applicable, to or for the account of any Borrower from time to time under the Credit Agreement and related Loan Documents without notice to or authorization from the Guarantor regardless of the financial or other condition of any Borrower at the time of any such extension of credit. The Lender shall have no obligation to disclose or discuss with the Guarantor its assessment, or the Guarantor’s assessment, of the financial condition of any Borrower. The Guarantor has adequate means to obtain information from each Borrower on a continuing basis concerning the financial condition of such Borrower and its ability to perform its obligations under the Loan Documents, and the Guarantor assumes the responsibility for being and keeping informed of the financial condition of each Borrower and of all circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations. The Guarantor hereby waives and relinquishes any duty on the part of the Lender to disclose any matter, fact or thing relating to the business, operations or conditions of each Borrower now known or hereafter known by the Lender.
     2.11 Right of Setoff. If an Event of Default shall have occurred and be continuing, the Lender is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable Laws, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by the Lender to or for the credit or the account of the Guarantor against any and all of the obligations of the Guarantor now or hereafter existing under this Guaranty or any other Loan Document to the Lender, irrespective of whether or not the Lender shall have made any demand under this Guaranty or any other Loan Document and although such obligations of the Guarantor may be contingent or unmatured or are owed to a branch or office of the Lender different from the branch or office holding such deposit or obligated on such indebtedness. The rights of the Lender under this Section are in addition to other rights and remedies (including other rights of setoff) that the Lender may have. The Lender agrees to notify the Guarantor promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.
     2.12 Bankruptcy; Post-Petition Interest; Reinstatement of Guaranty.
     (a) So long as the Guaranteed Obligations shall not have been finally and indefeasibly paid and performed in full, the Commitment shall not have expired or been terminated, all Letters of Credit issued or deemed issued pursuant to the Credit Agreement shall not have expired or been terminated, the Guarantor shall not, without the prior written consent of the Lender, commence or join with any other Person in commencing any proceeding under any Debtor Relief Law against any Borrower. The obligations of the Guarantor under this Guaranty shall not be reduced, limited, impaired, discharged, deferred, suspended or terminated by any proceeding under any Debtor Relief Laws naming any Borrower as the debtor or by any defense which any Borrower may have by reason of the order, decree or decision of any court or administrative body resulting from any such proceeding.
     (b) The Guarantor acknowledges and agrees that any interest on any portion of the Guaranteed Obligations which accrues after the commencement of any proceeding referred to in clause (a) above (or, if interest on any portion of the Guaranteed Obligations ceases to accrue by operation of law by reason of the commencement of said proceeding, such interest as would have accrued on such portion of the Guaranteed Obligations if said proceedings had not been commenced) shall be included in the Guaranteed Obligations because it is the intention of the Guarantor and the Lender that the Guaranteed Obligations which are guaranteed by the Guarantor pursuant to this Guaranty should be determined without regard to any Law which may relieve any Borrower of any portion of such Guaranteed Obligations. The Guarantor will permit any trustee in any proceeding under any Debtor Relief Law or similar Person to pay the Lender, or allow the claims of the Lender in respect of, any such interest accruing after the date on which such proceeding is commenced.
     (c) In the event that all or any portion of the Guaranteed Obligations are paid by any Borrower or by any other guarantor, the obligations of the Guarantor hereunder shall continue and remain in full force and effect or be reinstated, as the case may be, in the event that all or any part of such payment(s) are rescinded or recovered directly or indirectly from the Lender as a preference, fraudulent transfer or otherwise, and any such payments which are so rescinded or recovered shall constitute Guaranteed Obligations for all purposes under this Guaranty.
ARTICLE III.
TAXES
     3.01 Payments Free of Taxes. Any and all payments by or on account of any obligation of the Guarantor hereunder or under any other Loan Document shall be made free and clear of and without reduction or withholding for any Indemnified Taxes or Other Taxes, provided that if the Guarantor shall be required by applicable Laws to deduct any Indemnified Taxes (including any Other Taxes but excluding, to the extent included in Other Taxes, any Excluded Taxes) from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Lender receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Guarantor shall make such deductions and (iii) the Guarantor shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with applicable Laws.
     3.02 Payment of Other Taxes by Guarantor. Without limiting the provisions of Section 3.01, the Guarantor shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable Laws.
     3.03 Indemnification by the Guarantor. The Guarantor shall indemnify the Lender, within 30 days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes (but excluding, to the extent included in Other Taxes, any Excluded Taxes) imposed or asserted on or attributable to amounts payable under this Article) paid by the Lender and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority; provided that the Lender has paid such Indemnified Taxes in good faith. A certificate as to the amount of such payment or liability delivered to the Guarantor by the Lender shall be conclusive absent manifest error.
     3.04 Evidence of Payment. As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Guarantor to a Governmental Authority, the Guarantor shall deliver to the Lender the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Lender or such other, alternate evidence as may be reasonably acceptable to the Lender evidencing payment in full of all applicable Indemnified Taxes and Other Taxes.
     3.05 Treatment of Certain Refunds. If the Lender determines that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by the Guarantor or with respect to which the Guarantor has paid additional amounts pursuant to this Section, it shall pay to the Guarantor an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Guarantor under this Section with respect to the Taxes or Other Taxes giving rise to such refund), net of all reasonable out-of-pocket expenses of the Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that the Guarantor, upon the request of the Lender, agrees to repay the amount paid over to the Guarantor (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Lender in the event the Lender is required to repay such refund to such Governmental Authority. The Lender agrees to provide to the Guarantor evidence of any refund of any Taxes or Other Taxes described in the preceding sentence and the amount thereof; provided, however, that the Lender shall not incur any liability for failing to provide the Guarantor with such evidence. This subsection shall not be construed to require the Lender to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Guarantor or any other Person.
ARTICLE IV.
REPRESENTATIONS AND WARRANTIES
     The Guarantor represents and warrants to the Lender that:
     4.01 Existence, Qualification and Power. The Guarantor (a) is duly organized or formed, validly existing and, as applicable, in good standing under the Laws of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to (i) own or lease its assets and carry on its business and (ii) execute, deliver and perform its obligations under this Guaranty and the other Loan Documents to which it is a party, and (c) is duly qualified and is licensed and, as applicable, in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license; except in each case referred to in clause (b)(i) or (c), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.
     4.02 Authorization; No Contravention. The execution, delivery and performance by the Guarantor of this Guaranty and the other Loan Documents to which it is a party, have been duly authorized by all necessary corporate or other organizational action, and do not and will not (a) contravene the terms of the Guarantor’s Organization Documents; (b) conflict with or result in any breach or contravention of, or the creation of any Lien under, or require any payment to be made under (i) any Contractual Obligation to which the Guarantor is a party or affecting the Guarantor or the properties of the Guarantor or any of its Subsidiaries or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject; or (c) violate any Law, to the extent, in the case of clauses (b) and (c), any such conflict, breach, contravention or violation, could reasonably be expected to have a Material Adverse Effect.

     4.03 Governmental Authorization; Other Consents. No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with the execution, delivery or performance by, or enforcement against, the Guarantor of this Guaranty and the other Loan Documents to which it is a party.
     4.04 Commercial Acts; No Immunity. The Relevant Companies are subject to civil and commercial Laws with respect to their obligations under this Guaranty and the other Loan Documents to which they are party, and the execution, delivery and performance by the Relevant Companies of this Guaranty and the other Loan Documents to which they are party constitute and will constitute private and commercial acts and not public or governmental acts. None of the Relevant Companies nor any of their properties have any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) under the Laws of the jurisdiction in which the Relevant Companies are incorporated or organized in respect of their obligations under this Guaranty and the other Loan Documents to which they are party.
     4.05 Binding Effect. This Guaranty has been, and each other Loan Document to which it is a party, when delivered, will have been, duly executed and delivered by the Guarantor. This Guaranty constitutes, and each such other Loan Document when so delivered will constitute, a legal, valid and binding obligation of the Guarantor, enforceable against it in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting the enforcement of creditors’ rights generally.
     4.06 Latest Audited Financial Statements; No Material Adverse Effect.
     (a) The Latest Audited Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; (ii) fairly present the financial condition of the Sims Group as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and (iii) show all material indebtedness and other liabilities, direct or contingent, of the Sims Group as of the date thereof, including liabilities for taxes, material commitments and Indebtedness.
     (b) Since the date of the Latest Audited Financial Statements, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.
     4.07 Litigation. No litigation, tax claim, dispute arbitration, administrative proceeding or other similar proceeding is presently current or pending or, to a Relevant Company’s knowledge, threatened that (a) purports to pertain to this Guaranty or any other Loan Document, or any of the transactions contemplated hereby or (b) which might, individually or in the aggregate, have a Material Adverse Effect.

     4.08 No Default. Neither the Guarantor nor any Subsidiary thereof is in default under or with respect to any Contractual Obligation that could, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. No Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Guaranty or any other Loan Document.
     4.09 Environmental Compliance. Other than those authorizations which a failure to obtain or maintain is not likely to have a Material Adverse Effect, the Guarantor has obtained all authorizations it is required to obtain under any Environmental Laws and such authorizations are in full force and effect.
     4.10 Compliance with Laws. The Guarantor is in compliance in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.
     4.11 Identifying Information. The true and correct unique identification number of the Guarantor that has been issued by the jurisdiction of its incorporation or organization is ABN 69 114 838 630.
     4.12 Solvency. There are no reasonable grounds to suspect that the Guarantor or any of its Subsidiaries are unable to pay their debts as and when they become due and payable or will be unable to do so.
     4.13 Material Credit Agreements. (a) Each of the Material Credit Agreements are in full force and effect and that no default or event of default (howsoever defined) has occurred and is continuing under any of the Material Credit Agreements, the effect of which default or other event is to cause, or to permit the counterparty or counterparties under such Material Credit Agreements to cause, with the giving of notice if required, the Indebtedness evidenced thereby or credit extended thereunder to be demanded or to become due prior to its stated maturity; and (b) the financial covenants set forth in Section 5.10 are no less restrictive than the financial covenants set forth in the Material Credit Agreements.
     4.14 Benefit. The entering into and performance by the Guarantor of its obligations under the Loan Documents to which it is expressed to be a party is for its commercial benefit and is in its commercial interests.
     4.15 Guarantor Not a Trustee. The Guarantor does not enter into this Guaranty or any other Loan Document to which it is a party as a trustee of any trust or settlement.
     4.16 No Benefit to Related Party. The Guarantor has not contravened or will contravene section 208 or section 209 of the Corporations Act 2001 (Cwlth) by entering into any Loan Document or participating in any transaction in connection with a Loan Document.

     4.17 Disclosure. All information provided to the Lender by or on the Guarantor’s behalf in relation to it, its assets, business or affairs or the Loan Documents was correct and not misleading (by omission or otherwise) as at the time it was provided.
     4.18 Repeat of Representations and Warranties. The representations and warranties in this Article IV are taken to be made on the date of this Guaranty and repeated (by reference to the then current circumstances) on every date on which the Lender provides financial accommodation to a Borrower.
     4.19 Reliance. The Guarantor acknowledges that the Lender has entered into the Loan Documents to which it is a party in reliance on the representations and warranties in this Article IV.
     4.20 No Filing or Stamp Taxes. Under the law of any relevant jurisdiction it is not necessary that the Loan Documents be filed, recorded or enrolled with any court or other authority in that jurisdiction or that any stamp duty, registration or other similar Tax be paid on or in relation to the Loan Documents or the transactions contemplated by those Loan Documents.
     4.21 Taxation. To the best of the Guarantor’s knowledge, information and belief, having made due enquiries, it has complied with all material laws relating to Tax in all jurisdictions in which it is subject to Tax and has paid all Taxes due and payable by it (other than those Taxes which it is contesting in good faith and in respect of which it has made adequate reserves as long as failure to pay those Taxes would not have, and is not reasonably likely to have, a Material Adverse Effect).
     4.22 Pari Passu. The Guarantor’s payment obligations under this Guaranty and the other Loan Documents to which it is a party rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors, except for obligations mandatorily preferred by law applying to companies generally.
     4.23 Governing Law and Enforcement. Subject to any qualification in any legal opinion provided to the Lender pursuant to the Loan Documents relating to it or the laws of its jurisdiction:
     (a) the choice of law referred to in this Guaranty as the governing law of this Guaranty will be recognized and enforced in its jurisdiction of incorporation or organization and in the jurisdiction referred to in that clause (if different); and
     (b) any judgment obtained against it in that jurisdiction will be recognized and enforced in its jurisdiction of incorporation or organization.
     4.24 Legal and Beneficial Owner. The Guarantor is the legal and beneficial owner of its assets and undertaking.
     4.25 Full Disclosure. The Guarantor has disclosed in writing to the Lender all facts relating to it and its Subsidiaries, the Loan Documents and all things in connection with them, which are material to the assessment of the nature and amount of the risk undertaken by the Lender in entering into the Loan Documents and doing anything in connection with them.

     4.26 Most Favored Nation. In the reasonable opinion of the Guarantor, the terms of the Loan Documents (other than those terms related to pricing (including fees and margins, facility limits, repayment dates and in the case of hedging pricing and individual transaction amounts)) are no less favorable in any material respect than the terms in any other facility agreements to which a Relevant Company is a party.
     4.27 Representations True. The Guarantor’s representations and warranties contained in the Loan Documents are correct and not misleading when made or repeated.
ARTICLE V.
AFFIRMATIVE COVENANTS
     So long as the Commitment shall be in effect, any Loan or other Obligation under the Credit Agreement shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding, the Guarantor shall, and shall (except in the case of the covenants set forth in Sections 5.01, 5.02, and 5.03) cause each Loan Party to:
     5.01 Financial Statements. Deliver to the Lender, in form and detail satisfactory to the Lender:
     (a) as soon as available, but in any event within 90 days after the end of each fiscal year of the Guarantor, the audited consolidated balance sheet of the Guarantor and its Subsidiaries as at the end of such fiscal year, and the related audited consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year and the accompanying audit report; and
     (b) as soon as available, but in any event within 90 days after the end of the first fiscal half of each fiscal year of the Guarantor, the unaudited consolidated balance sheet of the Guarantor and its Subsidiaries as at the end of such fiscal half year, and the related unaudited consolidated statements of income or operations, shareholders’ equity and cash flows for such half year prepared in accordance with GAAP.
     5.02 Certificates; Other Information. Deliver to the Lender, in form and detail satisfactory to the Lender:
     (a) concurrently with the delivery of the financial statements referred to in Sections 5.01(a) and (b), a duly completed Compliance Certificate signed by the chief executive officer, chief financial officer, treasurer or controller of the Guarantor;
     (b) promptly after the same are available, copies of each annual report, proxy or financial statement or other report or communication sent to the stockholders of the Guarantor;
     (c) promptly, such additional information regarding the business, financial or corporate affairs of the Guarantor or any Subsidiary, or compliance with the terms of the Loan Documents, as the Lender may from time to time reasonably request.

     5.03 Notices. Promptly notify the Lender:
     (a) of the occurrence of any Default; and
     (b) of any breach of any Environmental Law or the issuing of any proceedings or notice or requirements against or upon it or its assets in respect of, or which is likely to result in, any Environmental Liability or breach of any Environmental Law in each case, which has had, or is reasonably likely to have a Material Adverse Effect;
     (c) of the commencement of, or any material development in, any litigation, arbitration, administrative or other proceeding in respect of it or any of its assets being commenced or threatened which is in excess of AU$25,000,000 or its equivalent;
     (d) of any proposal of any Government Authority to compulsorily acquire the whole or a substantial part of its assets; and
     (e) of the acquisition or formation by it of a Subsidiary.
     Each notice pursuant to this Section 5.03 shall be accompanied by a statement of a Responsible Officer of the Guarantor setting forth details of the occurrence referred to therein and stating what action the Guarantor has taken and proposes to take with respect thereto.
     5.04 Payment of Obligations. Pay and discharge its obligations and liabilities, including (a) tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, unless the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by the Guarantor or such Subsidiary; (b) all lawful claims which, if unpaid, would by law become a Lien upon its property; and (c) all Indebtedness, as and when due and payable, but subject to any subordination provisions contained in any instrument or agreement evidencing such Indebtedness.
     5.05 Preservation of Existence, Etc. (a) Preserve, renew and maintain in full force and effect its legal existence and good standing under the Laws of the jurisdiction of its organization except in a transaction permitted by Section 6.02 or 6.03; and (b) take all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.
     5.06 Maintenance of Properties; Conduct of Business; Insurance.
     (a) Maintain, preserve and protect all of its material properties and equipment necessary in the operation of its business in good working order and condition, ordinary wear and tear excepted;
     (b) Conduct its business (including collecting debts owed to it) in a proper, orderly and efficient manner.
     (c) Shall, and shall ensure that each Relevant Company will:

          (i) maintain industrial special risks insurance, public liability insurance, professional indemnity liability insurance and directors and officers liability insurance with an independent and reputable insurer and consistent with the insurances maintained by it as at the date of this Guaranty;
          (ii) otherwise insure, and keep insured, its property which is of an insurable nature in the manner and to the extent which is in accordance with good business practice for property of such nature; and
          (iii) promptly following a request by the Lender, provide the Lender with any certificates of currency or other evidence of currency in respect of all insurances required to be maintained by it under this Guaranty.
     5.07 Compliance with Laws. Ensure that each Relevant Company will:
     (a) comply with all laws and legal requirements, including each judgment, award, decision, finding or any other determination of a Governmental Authority, which applies to it or any of its assets, where failure to do so will have or be likely to have a Material Adverse Effect;
     (b) obtain, maintain and comply with:
          (i) all authorizations required in relation to the entry into, performance of obligations under, and enforceability of, each Loan Document to which it is a party; and
          (ii) all authorizations that are material to the carrying on of the business of the Sims Group (taken as a whole) where failure to do so has or is likely to have a Material Adverse Effect, and ensure those authorizations are not cancelled, suspended, not renewed, varied or found to be invalid; and
     (c) not do anything which would prevent the renewal of any authorization referred to in subsection (b) above or cause it to be renewed on less favorable terms.
     5.08 Books and Records. (a) Maintain proper books of record and account, in which full, true and correct entries in conformity with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of the Guarantor or such Subsidiary, as the case may be; and (b) maintain such books of record and account in material conformity with all applicable requirements of any Governmental Authority having regulatory jurisdiction over the Guarantor or such Subsidiary, as the case may be.
     5.09 Approvals and Authorizations. Maintain all authorizations, consents, approvals and licenses from, exemptions of, and filings and registrations with, each Governmental Authority of the jurisdiction in which each Foreign Obligor is organized and existing, and all approvals and consents of each other Person in such jurisdiction, in each case that are required in connection with the Loan Documents.

     5.10 Financial Covenants. Ensure that on each Calculation Date:
     (a) the ratio of Finance Debt to EBITDA for the Calculation Period ending on that Calculation Date is not greater than 3.0:1;
     (b) the ratio of EBITDA to Net Interest Expense for the Calculation Period ending on that Calculation Date is not less than 3.5:1; and
     (c) TNW is at least 85% of the TNW calculated for the last Calculation Date of the preceding financial year.
     5.11 Most Favored Nations Status. Promptly, but in any event within fifteen (15) days after the occurrence of each such event or matter, give written notice (“Guarantor MFN Notice”) to the Lender specifying in reasonable detail the incurrence of any new or additional material Indebtedness and the material terms (other than pricing) thereof, and of any change, whether by addition or modification in the material terms (other than pricing), conditions, covenants (including financial covenants) or events of default of any material Indebtedness. If the Lender determines in its sole discretion that the terms, covenants (including financial covenants) or events of default of any material Indebtedness of the Guarantor existing on the date of this Agreement or incurred thereafter are more restrictive with respect to the Guarantor than the terms, conditions, covenants (including financial covenants) or events of default of this Guaranty, the Lender shall promptly, but in any event within fifteen (15) days after the Lender’s receipt of the Guarantor MFN Notice, give written notice (“Lender MFN Notice”) to the Guarantor specifying in reasonable detail those terms, conditions, covenants (including financial covenants) or events of default of such Indebtedness, if any, that the Lender will require to be incorporated in this Guaranty. In the event that the Lender delivers a Lender MFN Notice, then within thirty (30) days after the Guarantor’s receipt thereof, the Guarantor shall execute and deliver to the Lender such documents, instruments, consents and agreements in form and content satisfactory to the Lender, as may be required by the Lender in its sole discretion, in order to incorporate into this Guaranty the terms, conditions, covenants (including financial covenants) and events of default specified in the Lender MFN Notice, together with such supporting resolutions, incumbency certificates, opinions of counsel and other documents or information, in form, content and scope satisfactory to the Lender, as may be required by the Lender in its sole discretion.
ARTICLE VI.
NEGATIVE COVENANTS
     So long as the Commitment shall be in effect, any Loan or other Obligation hereunder shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding, the Guarantor shall not, nor shall it permit any Loan Party to, directly or indirectly:
     6.01 Liens. Create, incur, assume or suffer to exist any Liens upon any of its property, assets or revenues, whether now owned or hereafter acquired, except Liens securing Indebtedness in an aggregate amount not to exceed five percent (5%) of Total Tangible Assets as of the date of the most recently prepared audited consolidated balance sheet of the Sims Group.

     6.02 Fundamental Changes. Merge, dissolve, liquidate, consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except that, so long as no Default exists or would result therefrom:
     (a) any Subsidiary may merge with (i) the Guarantor, provided that the Guarantor shall be the continuing or surviving Person, or (ii) any one or more other Subsidiaries, provided that when any Borrower is merging with another Subsidiary, the Borrower shall be the continuing or surviving Person; and
     (b) any Subsidiary may Dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to the Guarantor or to another Subsidiary; provided that if the transferor in such a transaction is a Borrower, then the transferee must either be the Guarantor or a Borrower.
     6.03 Dispositions. Dispose of more than ten percent (10%) of Total Tangible Assets or an interest in them or agree or attempt to do so (whether in one or more related or unrelated transactions) except:
     (a) where the Disposal is in the ordinary course of day to day trading; and
     (b) the Disposals are of surplus or obsolete assets no longer required for its business.
     6.04 Change in Nature of Business. Engage in any material line of business substantially different from those lines of business conducted by the Guarantor and its Subsidiaries on the date hereof or any business substantially related or incidental thereto.
     6.05 Finance Debt.
     (a) Provide any Finance Debt, or give any Guarantee in respect of any Finance Debt, to or for the benefit of any Person, other than Permitted Finance Debt or with the prior written consent of the Lender;
     (b) Permit Finance Debt to remain owing to it by a Relevant Company which is not a Loan Party; or
     (c) Satisfy any Finance Debt owed to a Relevant Company which is not a Loan Party except any Finance Debt which, in aggregate with all other Finance Debt owed by a Loan Party to a Relevant Company which is not a Loan Party that is satisfied in the twelve (12) month period prior to the date on which the Finance Debt is to be satisfied, does not exceed AU$10,000,000.
     6.06 Negative Pledge.
     (a) Deposit money with a Person in circumstances where the money is not repayable unless the Guarantor performs obligations (including to pay money) to that Person, except in respect of deposits which in aggregate do not exceed AU$35,000,000 at any time; or

     (b) Enter into any arrangement which, if complied with, would prevent any Loan Party from complying with its obligations under the Loan Documents.
     6.07 Swap Contracts. Enter, and must ensure that no Relevant Company will enter, into a Swap Contract agreement except:
     (a) for the purposes of hedging its actual or projected interest rate, foreign exchange or other exposures arising in the ordinary course of its ordinary business and not for speculative purposes; or
     (b) with the Lender’s prior written consent.
ARTICLE VII.
MISCELLANEOUS
     7.01 No Waiver; Cumulative Remedies. No failure by the Lender to exercise, and no delay in exercising, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. No waiver of any single breach or default under this Guaranty shall be deemed a waiver of any other breach or default. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges that may otherwise be available to the Lender. Any single or partial exercise of any right or remedy shall not preclude the further exercise thereof or the exercise of any other right or remedy. No notice or demand on the Guarantor in any case shall entitle the Guarantor to any other or further notice or demand in similar or other circumstances.
     7.02 Costs and Expenses. Subject to Section 7.04, the Guarantor agrees to pay or reimburse the Lender within five Business Days after demand for any and all reasonable fees, costs or out-of-pocket expenses (including the fees, charges and disbursements of any counsel for the Lender) incurred by the Lender in connection with the exercise, enforcement or protection of any of the rights of the Lender under this Guaranty (including all such costs and expenses incurred during any “workout” or restructuring in respect of the Guaranteed Obligations and during any legal proceeding, including any proceeding under any Debtor Relief Law).
     7.03 Notices. All notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier (a) in the case of the Lender, to the address or telecopier number of the Lender specified for notices in Schedule 10.02 of the Credit Agreement and (b) in the case of the Guarantor, to the address or facsimile number of the Borrowers specified for notices on Schedule 10.02 of the Credit Agreement. Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient).

     7.04 Dispute Resolution.
     (a) If an Issue, or a circumstance that is reasonably likely to result in an Issue, arises the Guarantor and the Lender must not commence any court proceedings relating to the Issue unless it has complied with the provisions of this Section 7.04, except to seek urgent interlocutory relief.
     (b) If the Guarantor or the Lender become aware of an Issue, or a circumstance that is reasonably likely to result in an Issue, it must promptly notify the other (“Initial Notice”) and if the Issue is not resolved within ten (10) Business Days from the date of that Initial Notice (excluding the date of that Initial Notice) (or such other period as agreed to in writing between the Guarantor and the Lender), then either the Guarantor or the Lender may give a written notice to the other specifying the nature and details of the Issue (“Notification”).
     (c) If an Issue is resolved within ten (10) Business Days from the date on which Initial Notice is provided (excluding the date on which Initial Notice is given) (or such other period as agreed to in writing between the Guarantor and the Lender), the Guarantor and the Lender must exchange written acknowledgement of such resolution prior to the end of the ten (10) Business Day period.
     (d) Once a Notification is given in accordance with Section 7.04(b), a Dispute is taken to have arisen. If no Notification is given in accordance with Section 7.04(b) or the Issue is resolved and written acknowledgement has been exchanged between the Guarantor and the Lender in accordance with Section 7.04(c), a Dispute will not be taken to have arisen in relation to the Issue and the provisions of this Section 7.04 will no longer apply. If the provisions of this Section 7.04 no longer apply as a result of the failure of either the Guarantor or the Lender to give a Notification, the matter or thing asserted by either the Guarantor or the Lender which gave rise to the Issue will be disregarded.
     (e) If the Guarantor and the Lender do not resolve the Dispute within ten (10) Business Days after the Notification is given (excluding the date on which the Notification is given) (or such other period as agreed to in writing between the Guarantor and the Lender) either the Guarantor or the Lender may submit the Dispute to expert determination.
     (f) If the Dispute is referred to expert determination under Section 7.04(e):
     (i) both the Guarantor and the Lender may nominate an independent expert with relevant expertise in accounting, legal and commercial matters to act as expert and submit this nomination to the other within the earlier of twelve (12) Business Days after the Notification is given (excluding the date on which the Notification is given), or two (2) Business Days following a decision by the Guarantor and the Lender to submit the Dispute to expert determination (excluding the date on which that decision is reached) (or such other period as agreed to in writing between the Guarantor and the Lender);
     (ii) if only the Lender or only the Guarantor nominates an expert in accordance with Section 7.04(f)(i), the nominated expert will be taken to have been agreed to by both the Guarantor and the Lender and that expert will be validly appointed;

     (iii) if the Guarantor and the Lender do not agree on the appointment of an expert within three (3) Business Days after both expert nominations have been submitted (excluding the date on which both nominations have been submitted), the matter will be referred to the President of the Institute of Chartered Accountants of Australia who will nominate an expert to determine the Dispute and both the Guarantor and the Lender will accept this nomination;
     (iv) where the Guarantor is engaged in a dispute with any of its other lenders (which have adopted a dispute resolution Section in substantially the same form as this Section 7.04) in relation to the same subject matter as a Dispute or Issue between the Guarantor and the Lender, the Lender agrees to the common appointment of an expert to resolve the disputes simultaneously and an expert appointed in these circumstances can only be appointed if the expert accepts a common appointment;
     (v) the terms of the expert’s retainer must provide that in resolving the Dispute the expert will, to the extent relevant, be subject to the then current ACDC Guidelines for Expert Determination, and will use all reasonable endeavours to ensure that if a Dispute relates to a current Calculation Period a decision is reached prior to the Calculation Date for that Calculation Period;
     (vi) the terms of the expert’s retainer must provide that the expert must provide a decision as soon as reasonably practicable and in any event no later than the five (5) Business Days from the date of referral (excluding the date of referral) (or such other period as agreed to in writing between the Guarantor and the Lender);
     (vii) the decision of the expert is final and binding on the Lender and the Guarantor except in the case of manifest error; and
     (viii) if, for any reason:
     (A) an expert is not appointed within five (5) Business Days of the expert appointment decision being referred to the President of the Institute of Chartered Accountants of Australia (excluding the date on which the matter is referred);
     (B) or the appointed expert provides the Guarantor and the Lender with written confirmation that the expert is unable to reach a decision in relation to the Dispute, the provisions of this Section 7.04 will no longer apply to the Dispute and the Guarantor and the Lender may:
     (C) commence court proceedings; and/or
     (D) pursue any other remedies that are available to the relevant party, in relation to the matter or thing forming the subject matter of the Dispute.

     (g) If a Dispute or Issue first arises prior to the end of a Calculation Period and is not resolved in accordance with this Section 7.04 by the end of that Calculation Period, the Guarantor and the Lender agree to use reasonable endeavours to resolve the Dispute or Issue as soon as possible following the relevant Calculation Date and in any event no later than 30 Business Days following the Guarantor and the Lender first becoming aware of the Issue (excluding the date on which both the Guarantor and the Lender first become aware of the Issue) (or such other period as agreed to in writing between the Guarantor and the Lender).
     (h) The Lender agrees that prior to the resolution of the Dispute or Issue in accordance with the provisions of this Section 7.04, or the termination of the dispute resolution process as contemplated by Section 7.04(f)(viii), the subject matter of any Dispute or Issue may not be taken into account in determining whether the Guarantor is in breach of any of the financial undertakings contained in Section 5.10 of this Guaranty that require EBITDA to be calculated.
     (i) The Guarantor must bear the costs of complying with this Section 7.04 and comply with the obligations under the Loan Documents during the dispute resolution process contained in this Section 7.04.
     (j) In acting under the provisions of this Section 7.04 the Guarantor and the Lender must at all times use reasonable endeavours to resolve any Dispute or Issue.
     (k) The Guarantor represents and warrants for the benefit of the Lender that each Material Credit Agreement that requires or contemplates adjustments to EBITDA contains a dispute resolution Section in substantially the same form as this Section 7.04.
     7.05 Payment by Guarantor; Application of Payments. Without limiting any other right that the Lender has at law or in equity against the Guarantor by virtue hereof, upon the failure of any Borrower to pay any Guaranteed Obligation when and as the same shall become due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code), the Guarantor hereby promises to and will forthwith pay, or cause to be paid, to the Lender as designated thereby, in cash such Guaranteed Obligation. Except as otherwise expressly provided herein, all payments by the Guarantor hereunder shall be made to the Lender within 10 days of written demand therefor in the currency in which the applicable Guaranteed Obligation was denominated and in Same Day Funds at the Lending Office for such currency. If any amount payable by the Guarantor under this Guaranty is not paid when due, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate. Payments received from the Guarantor shall, unless otherwise expressly provided herein, be applied:
     First, to payment of any fees, costs or out-of-pocket expenses (including the fees, charges and disbursements of any counsel for the Lender) incurred by the Lender in connection with the exercise, enforcement or protection of any of the rights of the Lender under this Guaranty; and
     Second, to payment in full of the Guaranteed Obligations (to the extent not included in clause First above) in accordance with Section 8.03 of the Credit Agreement.

     The Lender shall have absolute discretion as to the time of application of any payments received from the Guarantor.
     7.06 Assignments, Participations, Confidentiality. The Lender may from time to time, without notice to the Guarantor and without affecting the Guarantor’s obligations hereunder, transfer its interest in the Guaranteed Obligations to Eligible Assignees and Participants as provided in the Credit Agreement. The Guarantor agrees that each such transfer will give rise to a direct obligation of the Guarantor to each such Eligible Assignee and Participant and that each such Eligible Assignee and Participant shall have the same rights and benefits under this Guaranty as it would have if it were the Lender. The Guarantor and the Lender agree that the provisions of Section 10.07 of the Credit Agreement shall apply to all information provided to the Lender by the Guarantor under this Guaranty or any other Loan Document to which the Guarantor is a party, other than any such information that is available to the Lender on a nonconfidential basis prior to disclosure by the Guarantor; provided that, in the case of information received from the Guarantor after the date hereof, such information is clearly identified in writing at the time of delivery as confidential.
     7.07 Loan Document. This Guaranty is a Loan Document executed and delivered pursuant to the Credit Agreement and shall (unless otherwise expressly indicated herein) be construed, administered and applied in accordance with the terms and provisions thereof. Without limiting the generality of the foregoing, the rules of construction and interpretation specified in Section 1.02 of the Credit Agreement also apply to this Guaranty and are incorporated herein by this reference.
     7.08 Governing Law; Jurisdiction; Etc.
     (a) GOVERNING LAW. THIS GUARANTY IS GOVERNED BY THE LAW IN FORCE IN NEW SOUTH WALES, AUSTRALIA.
     (b) SUBMISSION TO JURISDICTION. THE GUARANTOR SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF THE COURTS OF NEW SOUTH WALES, AUSTRALIA. NOTHING IN THIS GUARANTY OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE LENDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS GUARANTY OR ANY OTHER LOAN DOCUMENT AGAINST ANY GUARANTOR OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.
     (c) WAIVER OF VENUE. THE GUARANTOR IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS GUARANTY OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION. THE GUARANTOR IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

     (d) SERVICE OF PROCESS. THE GUARANTOR IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 7.03. NOTHING IN THIS GUARANTY WILL AFFECT THE RIGHT OF THE LENDER TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.
     7.09 Waiver of Jury Trial. THE GUARANTOR IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS GUARANTY OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS GUARANTY AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE WAIVERS AND CERTIFICATIONS IN THIS SECTION.
     7.10 USA PATRIOT Act Notice. The Lender hereby notifies the Guarantor that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Guarantor, which information includes the name and address of the Guarantor and other information that will allow the Lender to identify the Guarantor in accordance with the Act.
     7.11 Amendments, Etc. No amendment or waiver of any provision of this Guaranty, and no consent to any departure by the Guarantor therefrom, shall be effective unless in writing signed by the Lender and the Guarantor, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit under the Credit Agreement shall not be construed as a waiver of any Default or Event of Default under the Credit Agreement.
     7.12 Integration; Effectiveness. This Guaranty and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. This Guaranty shall become effective when the Lender shall have received a copy of this Guaranty that bears the signatures of the Guarantor. Delivery of an executed signature page of this Guaranty by telecopy shall be effective as delivery of a manually executed signature page of this Guaranty.
     7.13 Severability. If any provision of this Guaranty is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Guaranty shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
     7.14 No Inconsistent Requirements. The Guarantor acknowledges that this Guaranty and the other Loan Documents may contain covenants and other terms and provisions variously stated regarding the same or similar matters, and agrees that all such covenants, terms and provisions are cumulative and all shall be performed and satisfied in accordance with their respective terms.
     7.15 Judgment Currency. If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or any other Loan Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Lender could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given. The obligation of the Guarantor in respect of any such sum due from it to the Lender hereunder or under the other Loan Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Guaranty (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by the Lender of any sum adjudged to be so due in the Judgment Currency, the Lender may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due to the Lender from the Guarantor in the Agreement Currency, the Guarantor agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Lender or the Person to whom such obligation was owing against such loss. If the amount of the Agreement Currency so purchased is greater than the sum originally due to the Lender in such currency, the Lender agrees to return the amount of any excess to the Guarantor (or to any other Person who may be entitled thereto under applicable Laws).
     7.16 Amendment and Restatement. This Amended and Restated Deed Poll of Continuing Guaranty amends and restates in its entirety that certain Deed Poll of Continuing Guaranty dated September 12, 2006 made by the Guarantor in favor of the Lender.
     7.17 Consideration. The Guarantor acknowledges that the Lender is acting in reliance on the Guarantor incurring obligations and giving rights under this Guaranty.
[Remainder of page intentionally left blank]

THIS AMENDED AND RESTATED DEED POLL OF CONTINUING GUARANTY IS EXECUTED AND UNCONDITIONALLY DELIVERED AS A DEED POLL FOR THE BENEFIT OF BANK OF AMERICA, N.A. (INCLUDING ITS PERMITTED SUCCESSORS AND ASSIGNS) AND IS GOVERNED BY THE LAWS OF THE STATE OF NEW SOUTH WALES.

EXECUTED by SIMS METAL MANAGEMENT LIMITED in accordance with section 127(1) of the Corporations Act 2001 (Cwlth) by authority of its directors:	) ) ) ) )
)

	)	Signature of director/company secretary*
	)	*delete whichever is not applicable
Signature of director	)
)

	)	Name of director/company secretary*
Signature of director (block letters))		(block letters)
*delete whichever is not applicable
EXECUTED by BANK OF AMERICA, N.A.:	)
)
)
)
)
Signature of officer	)
)
)
)
Signature of officer (block letters))

1

EXHIBIT A
FORM OF COMPLIANCE CERTIFICATE
Financial Statement Date: [                    , _______]
To: Bank of America, N.A.
Ladies and Gentlemen:
     Reference is made to that certain Amended and Restated Deed Poll of Continuing Guaranty, dated as of November 2, 2009 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Guaranty;” the terms defined therein being used herein as therein defined), made by Sims Metal Management Limited, a corporation incorporated in the State of Victoria, Commonwealth of Australia (the “Guarantor”), in favor of Bank of America, N.A., a national banking association (the “Lender”).
     The undersigned Responsible Officer hereby certifies as of the date hereof that he/she is the                                          of the Guarantor, and that, as such, he/she is authorized to execute and deliver this Certificate to the Lender on the behalf of the Guarantor, and that:
[Use following paragraph 1 for fiscal year-end financial statements]
     1. Attached hereto as Schedule 1 are the year-end audited financial statements required by Section 5.01(a) of the Guaranty for the fiscal year of the Guarantor ended as of the above date, together with the report and opinion of an independent certified public accountant required by such section.
[Use following paragraph 1 for first fiscal half-year financial statements]
     1. Attached hereto as Schedule 1 are the unaudited financial statements required by Section 5.01(b) of the Guaranty for the first fiscal half year of the Guarantor ended as of the above date. Such financial statements fairly present the financial condition, results of operations and cash flows of the Guarantor and its Subsidiaries in accordance with GAAP as at such date and for such period, subject only to normal year-end audit adjustments and the absence of footnotes.
[select one:]
     2. [To the best knowledge of the undersigned during such fiscal period, the Guarantor and each of the Loan Parties have performed and observed each covenant and condition of the Loan Documents applicable to it, and no Default has occurred and is continuing.]
—or—
     2. [The following covenants or conditions have not been performed or observed and the following is a list of each such Default and its nature and status:]

     3. The representations and warranties of (i) the Guarantor contained in Article IV of the Guaranty and (ii) each Loan Party contained in each other Loan Document or in any document furnished at any time under or in connection with the Loan Documents, are true and correct on and as of the date hereof, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct as of such earlier date, and except that for purposes of this Compliance Certificate, the representations and warranties contained in subsection (a) of Section 4.06 of the Guaranty shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 5.01 of the Guaranty, including the statements in connection with which this Compliance Certificate is delivered.
     4. The financial covenant analyses and information set forth on Schedule 2 attached hereto are true and accurate on and as of the date of this Certificate.
     IN WITNESS WHEREOF, the undersigned has executed this Certificate as of                     , ___.

SIMS METAL MANAGEMENT LIMITED

By:

Name:

Title:

2

For the Quarter/Year ended                     (“Statement Date”)
SCHEDULE 2
to the Compliance Certificate
($ in 000’s)